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FOR IMMEDIATE RELEASE

CONTACT:
James Kirsner                      Jennifer Hinchman
Chief Financial Officer            Manager, Corporate Communications
510.548.5442                       510.649.4548


BARRA REFOCUSES PRODUCT STRATEGY

BERKELEY, Calif., April 19, 1999--BARRA, Inc. (NASDAQ: BARZ) today announced plans to discontinue the development and support of certain single country fixed income products. Based on the results of a strategic review of market trends and current product offerings, BARRA will now focus on its global and firm-wide risk platforms for future fixed income development.

"This change in focus will allow us to concentrate on higher growth and higher margin analytics products that deliver greater value and obtain larger revenues per client," said Andrew Rudd, chairman and chief executive officer.

BARRA will refocus its fixed income software development strategy from three separate, but parallel product agendas, namely, its global products, the fixed income portion of the enterprise risk management products and the single country products, to two integrated product offerings that will provide broad fixed income asset coverage. BARRA plans to include single country functionality as a part of the global and firm-wide risk products.

"This is all about focus and rationalization of our fixed income product agenda so that we are concentrating our efforts on areas where we have the greatest competitive advantage. Over the last few years there has been a major evolution in our market that has resulted in increased client concentration, and the integration of asset management with the firm-wide risk and oversight functions. This has lead to two important changes in asset portfolios--there has been a dramatic broadening of the asset mix, and the distinction between domestic and international has become increasingly blurred," said Dr. Rudd. "Our mission must be to continue to deliver tools that efficiently analyze globally diversified, cross asset portfolios on a single platform providing consistent analyses that can be distributed firm-wide," he added.

In connection with this decision, the company will provide support for certain single country products for the next six to nine months, depending on the product, and will then discontinue the product offerings. It


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is anticipated that some clients will migrate to BARRA's global or firm-wide risk platforms for fixed income analytics. Over the longer term, it is anticipated that increased U.S. asset coverage will be added to the global product to replace the coverage and functionality of the products being discontinued.

Revenues from the products that will be discontinued for the fiscal year ended March 31, 1999, were approximately $8 million, or approximately 5 percent of BARRA's revenues. BARRA does not anticipate any significant revenue from these products in the fiscal year beginning April 1, 1999. In the quarter ended March 31, 1999, the company will have an associated charge of approximately $4.0 million for the write-off of capitalized software and goodwill from the 1997 acquisition of a fixed income business. This will be followed by an associated restructuring charge for the costs associated with staff reductions and other costs directly related to the decision to discontinue the products in the quarter ended June 30, 1999. The estimated amount of the restructuring charges will be determined as soon as the details of the plan are finalized. Current accounting rules prohibit the recording of both charges in the same quarter even though they derive from the same event. It is anticipated that initially, excluding the write-off and restructuring charges, the reductions in costs will not completely offset the reductions in revenues associated with the discontinued products. The long-term financial impact of focusing on the high end of the market and rationalizing efforts in fixed income is, however, expected to be positive.

The focus on the global and firm-wide risk products will build on commitment and success in these two important markets. BARRA was the first provider of global fixed income analytics introducing its first global product in 1991, and its product, The BARRA Cosmos System, remains the global market leader, with clients in more than 20 countries. Cosmos includes coverage of fixed income instruments in 22 countries and 51 currencies, and offers a complete set of solutions designed to meet the needs of global fixed income investment professionals. This breadth of offerings remains unmatched by any other provider.

BARRA made a significant investment in firm-wide risk software with the asset acquisition of Redpoint Software, Inc. in 1998. In conjunction with its strength in analytics and risk measurement, BARRA has delivered integrated, firm-wide asset and risk management applications to large asset managers and pension sponsors in the U.S. and Europe. The further integration of sophisticated single country fixed income modeling will enhance BARRA's Total Risk offering and increase its applicability to large fixed income managers in the U.S.

BARRA, founded in 1975, provides innovative analytical models, software, consulting, investment data and money management services that enable its clients worldwide to make superior investment and trading decisions. Based in Berkeley, California, BARRA also has offices in major financial centers


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throughout the world.  Information on BARRA is also available on-line at
http://www.barra.com.

Each statement in this news release containing any form of the words "will," "plan," "anticipate," "estimate" or "expect," or any future verb tense, is a forward-looking statement that may involve a number of risk factors and uncertainties. Among other factors that could cause actual results to differ materially are the following: significant delays or excessive costs associated with the incorporation of single-country product features and asset coverages into BARRA's global fixed-income and/or firm-wide risk management products; failure to retain the personnel necessary to implement the transitions described above; claims against BARRA associated with the discontinuation of products and/or related data or services; unavailability of adequate third-party data on reasonable terms and at reasonable prices; failure of clients to migrate to BARRA's global or firm-wide risk platforms; inability to significantly increase sales of or margins in global fixed income or firm-wide risk platforms; inability to achieve cost reductions associated with discontinuing products; and significant delays, excessive costs, or diversion of management and product development resources associated with the remediation of BARRA's software products and internal processes to accommodate dates after December 31, 1999. Further information on potential factors that could affect the Company's financial results is included in the Company's Form 10-K for the 1998 fiscal year and the Company's December 30, 1998 Form 10-Q filed with the Securities and Exchange Commission (SEC). Please refer to the Company's SEC filings, copies of which are available from the Company without charge or online at http://www.barra.com for further information.


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